Exhibit (a)(2)(C)


                                                                  July 3, 2002

TO ELIGIBLE EMPLOYEES HOLDING OPTIONS TO PURCHASE ORDINARY SHARES UNDER THE FUNDTECH OPTION PLANS (OTHER THAN TAX RESIDENTS OF THE UNITED KINGDOM, SINGAPORE AND AUSTRALIA):

      On June 10, 2002, we sent you materials related to our stock option exchange program, including the Offer to Exchange and the related letter of transmittal and notice to withdraw tender. We are writing to inform you that we have decided to extend the expiration date of the tender offer until July 15, 2002 instead of July 9, 2002. As a result, any eligible options which are properly tendered and not withdrawn prior to July 15, 2002 will be subject to the exchange offer.

      If you have already tendered your options pursuant to the terms of the Offer to Exchange, you do not need to resubmit your letter of transmittal again, although you now have until July 15, 2002 to withdraw the tender of your options.

      The tendered options that we accept will be cancelled as soon as practicable after the expiration of the Offer to Exchange. Once cancelled you will have no further rights under the tendered options. We plan to grant the new options on or about the first business day that is at least six months and one day following the date we cancel the tendered options that are accepted by us. According to our current schedule, we expect to cancel options on or about July 18, 2002, and accordingly we expect to grant new options on or about January 20, 2003 and no later than February 15, 2003.

      Today, we filed with the Securities and Exchange Commission a revised Offer to Exchange and related documents. The documents have been revised as follows:

     1. The revised Offer to Exchange, revised Letter of Transmittal and revised Notice to Withdraw Tender reflect the fact that the expiration date of the tender offer has been extended to July 15, 2002, as mentioned above.

     2. Sections 8 and 14 of the Offer to Exchange have been revised to include disclosure concerning the material tax consequences of the exchange offer for Fundtech employees who are tax residents of the United Kingdom, Singapore and Australia.

     3. The Offer to Exchange has been revised to state that we may not waive a condition to the tender offer with respect to a particular individual option holder but only with respect to all eligible option holders as a class, by revising the third sentence of the third paragraph of Section 3.

     4. The Offer to Exchange has been revised to state that the variety of events and circumstances upon which the tender offer is conditioned does not include events and circumstances arising as a result of actions or omissions by us, by revising the first sentence of the first paragraph of Section 6.

     5. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward looking statements made in connection with this offer. We have deleted the references to these safe harbor provisions in Section 18 of the Offer to Exchange.

      This email is merely a summary of the revisions to the Offer to Exchange and the related letter of transmittal and notice to withdraw tender. We have provided complete copies of the amended Offer to Exchange to tax residents of the United Kingdom, Singapore and Australia so that they may review the new tax disclosure described in #2 above. For a complete discussion of the terms and conditions of the offer, you should carefully review the amended Offer to Exchange, which may be obtained from the SEC's website at www.sec.gov (as an exhibit to our Schedule TO filed today) or by contacting me at (201) 946-1100.

      If you have any questions about the offer, please call me at (201)
946-1100.

                                   Sincerely,



                                   FUNDTECH LTD.


                                   /s/ Michael S. Hyman
                                   -----------------------------------
                                   Michael S. Hyman
                                   Vice President, General Counsel and Secretary